Exhibit 10.1

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon 97229-5497

(503) 641-4141 • Fax (503) 671-5454

November 26, 2007

Paul Oldham

16929 SW Arbutus Drive

Beaverton, OR 97007

Dear Paul:

I am pleased to extend to you an offer of employment to join ESI as Vice President of Administration, Chief Financial Officer and Corporate Secretary, reporting directly to me. You will also have functional responsibility for Human Resources, IT, Legal and Facilities and your expected start date will be on or before January 7, 2008. Your position qualifies you to be elected as a 16b officer. Your election as a 16b officer of the Company will require Board approval (which I expect to obtain at the Board meeting prior to your start date).

The terms of the offer are as follows:

You will receive an annual base salary of two hundred eighty thousand dollars ($280,000.00), paid semi monthly.

Under the FY08 plan, you are targeted to receive a cash bonus equal to 60% of your base salary if certain company and individual performance targets (as ratified by the Compensation Committee in its sole discretion) are achieved. The bonus target is made of 3 elements; 1/3 based on company revenue, 1/3 based on operating profit and 1/3 MBOs based that we will agree to within the first 30 days of your employment. If company performance targets are exceeded you may receive up to an amount not to exceed 200% of your bonus target. Your bonus for FY08 will be prorated for the fiscal year based on the period you worked for ESI during the 2008 fiscal year.

You will receive a non qualified option to purchase eighty thousand (80,000) shares of ESI common stock issued as an inducement grant with terms substantially as set forth in ESI’s 2004 Stock Incentive Plan.. One quarter of these options shall vest on each of the first four anniversaries of the grant date. The option price will be the market closing price on your first day of employment. For information about the stock incentive plan, refer to the 2004 Stock Incentive Plan Prospectus as amended in 2005.

You will also be granted fifteen hundred (1500) RSUs that will be issued on your first date of employment. These RSUs will vest on July 1, 2008.

You are eligible to participate in ESI’s non-qualified deferred compensation plan.

You will also be covered by a change in control agreement (CIC) with terms established by the Board of Directors in May of 2006. A CIC agreement will be given to you separately to execute on your first day of employment.

As a regular full-time employee, you are eligible to participate in ESI’s employee benefit program. The benefits available to you are defined in plan documents which may change from time to time. Refer to the enclosed 2007 Benefit Program for a summary of ESI’s current benefits.

Your performance and salary will be reviewed annually in accordance with ESI’s employment policies.

The following are pre-conditions to your employment with ESI:

1. In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States by completing the Employment Eligibility Verification Form (I-9). You are required to present one document from Column A or one document from column B and one document from column C (view the attached list) on your first day of employment. If you do not have sufficient documents, please contact me prior to your first day of employment as your employment may be impacted. You must also present a valid social security card in order to satisfy IRS and Social Security Administration requirements. (Note: The social security card may also be used to satisfy the column C requirement as explained above.)

2. As an employee of ESI you will have access to confidential information and you may, during the course of your employment, develop information or inventions which are the property of ESI. To protect the interests of ESI, you are required to sign and return the Company’s standard “Employee Confidentiality and Assignment Agreement”. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer; ESI is making this offer on the understanding that you are not subject to any non-compete or other agreement that would restrict your employment at ESI.

This offer is contingent upon satisfactory completion of reference check.

I am very excited about your joining ESI and look forward to a beneficial and productive relationship. This offer of employment is extended to you through the end of business, Tuesday, November 27, 2007. This letter outlines all aspects of the employment offer discussed with you. If you agree that this letter is correct in all aspects and you accept our offer of employment, please sign and fax a copy of this letter to Tracey Jerijervi at 503-671-5454 on or before Tuesday, November 27, 2007 and return the original and both copies of the enclosed Confidentiality Agreement and the Application for Employment prior to your start date.

On your first day, please come to the reception area on our campus at 13900 N.W. Science Park Drive and ask for my assistant, Shay McDonald. A representative from Human Resources will assist you with the completion of various employment documents on your first day.

I look forward to your employment at ESI.

Sincerely,

Nick Konidaris
Chief Executive Officer
Electro Scientific Industries

•	Invitation to Self Identify Form

•	Introduction to Code of Conduct & Business Practices

•	2007 Benefits Summary

•	Code of Conduct Acknowledgement Form

•	Employee Handbook

•	Employee Handbook Acknowledgment Form

Offer Acceptance

I accept this offer of employment. In so doing, I understand that I must complete the contingencies outlined herein, and agree that my employment with ESI is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself or the Company at any time, with or without cause and with or without notice.

Signature	Date